UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 14, 2014

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On July 14, 2014, Lexmark International Technology S.A., a Switzerland joint stock company (“LITSA”), a wholly-owned subsidiary of Lexmark International, Inc., a Delaware corporation (“Lexmark”), announced the withdrawal of its cash tender offer for all of the outstanding Class A and Class B shares of ReadSoft AB (“ReadSoft”).  At the same time, LITSA announced the commencement of a new cash tender offer for all of the outstanding Class A and Class B shares of ReadSoft.  Pursuant to the new tender offer, LITSA has offered SEK 50.00 per share of ReadSoft, irrespective of share class.  The Board of Directors of ReadSoft have agreed to unanimously recommend that ReadSoft shareholders accept the new cash tender offer.  In addition, the founders of ReadSoft, Messrs. Lars Appelstal and Jan Andersson, have undertaken to accept the new cash tender offer.  The acceptance period for the new cash tender offer is expected to commence on or about August 7, 2014 and end on or about August 28, 2014, with settlement occurring on or about September 4, 2014.

Immediately prior to this announcement, LITSA acquired a total of 1,624,077 Class B shares in ReadSoft at a price of SEK 50.00 per share, corresponding to approximately 5.3 per cent of the shares and 3.9 per cent of the votes in ReadSoft. The acquisition commits LITSA to compensate the seller of the shares if those shares are sold before December 31, 2015 at a price which is higher than the consideration received by the seller. The same applies if the shares are tendered in a public takeover offer or if LITSA commits to sell or tender the shares in a public takeover offer before December 31, 2015, or if LITSA before December 31, 2015 acquires any further shares in ReadSoft at a price per share exceeding the consideration paid to the seller.

On July 14, 2014, LITSA and Lexmark each issued press releases announcing the commencement of the new tender offer for all of the outstanding shares of ReadSoft.  The text of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit No.	Description of Exhibit
	99.1	Press Release issued by LITSA, dated July 14, 2014.

	99.2	Press Release issued by Lexmark, dated July 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

July 14, 2014

By: /s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by LITSA, dated July 14, 2014.

99.2	Press Release issued by Lexmark, dated July 14, 2014.